UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
_____________________

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-25707

Date of Report: June 30, 2011

SMOOTH GLOBAL (CHINA) HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	91-1948355
(State of other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

Room 618, +17 Anyuan Road, Chaoyang District, Beijing, P.R. China	100029
(Address of principal executive offices)	(Zip Code)

86-10-6498-7788

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

Item 5.02	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers

Sale of Beijing Yupeng Hengli Technology Co., Inc.

On September 30, 2010 Smooth Global (Beijing) Telecom Science Limited (“Beijing Telecom”), a subsidiary of Smooth Global (China) Holdings, Inc. (the “Company”), acquired the registered equity of Beijing Yupeng Hengli Technology Co., Inc. (“BJHL”), a limited liability company organized under the laws of the People’s Republic of China.  In exchange for ownership of BJHL, the Company issued twenty million (20,000,000) shares of its common stock to the prior owners of BJHL.

On June 30, 2011 Beijing Telecom transferred the registered equity of BJHL back to the original owners in exchange for that same twenty million shares of common stock.  Prior to that date the operations of BJHL represented substantially all of the operations of the Company.

New Management

In connection with the disposition of BJHL, Xiaojing Xu and Chenyu Zhu resigned from their positions on the Company’s board of directors and from their positions as officers of the Company.  Hui Liang, the sole remaining director, then elected Shuying Zheng to serve as a member of the Board of Directors and as the Company’s Chief Executive Officer.  As a result, the following persons are now the officers and directors of the Company:

Name	Age	Position
Zheng Shuying	45	Chairman, Chief Executive Officer
Hui Liang	28	Director, Chief Financial Officer

Information about the officers and directors follows:

Zheng Shuying.  Ms. Zheng was the Company’s Chief Executive Officer from 2007 until December 2010.  Since 2003 Ms. Zheng has been employed as Chief Executive Officer of Beijing QTC Information & Services Co., Ltd., a subsidiary of the Company.  Since 2005 Ms. Zheng has also been employed as Chief Executive Officer of Beijing GRT Information Services Limited, which was a subsidiary of the Company until December 2010.  From 1992 to 2003, Ms. Zheng was Chief Executive Officer of Beijing Haodu Science & Technology Co. Ltd., which was engaged in the business of acquiring and marketing patents and other technology.  From 1988 to 1992 Ms. Zheng was a Team Leader in the Finance Bureau of the City of Harbin in China, with responsibilities for auditing.  In 1988 Ms. Zheng was awarded a graduate degree in the Management Science College of the Zhengzhou University in China.

Hui Liang has been appointed to the Company’s board of directors to contribute his expertise in cross-border accounting and financial management.  From 2008 to 2011 Mr. Liang was employed as Senior Associate by BDO China, the Chinese branch of the international accounting firm.  From 2006 to 2008 Mr. Liang was employed as Associate by the Shu Lun Pan CPA Firm.  In 2006 Mr. Liang was awarded a Bachelor’s Degree with a concentration in economics by Sichuan University.

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On November 16, 2011 Keith K. Zhen, CPA, the Company’s independent registered public accountant, notified the Company that his completed interim review report with respect to the financial statements of the Company included in the Quarterly Report on Form 10-Q for the period ended June 30, 2011 should no longer be relied upon.  Mr. Zhen stated that because the Company had sold BJHL on June 30, 2011, the failure to reflect that sale in the financial statements for the quarter ended June 30, 2011 was an error.

The Company’s Board of Directors has discussed these matters with Mr. Zhen.  In addition, the Company has delivered a copy of this Report to Mr. Zhen and requested that he provide a letter addressed to the Securities and Exchange Commission stating whether he agrees with the statements made by the Company in response to Item 4.02.  A copy of Mr. Zhen’s letter is filed as an exhibit hereto.

Item 9.01                      Financial Statements and Exhibits

Financial Statements

Pro forma financial statements of the Company for the year ended December 31, 2010 and the six months ended June 30, 2011 - to be filed by amendment.

Exhibits
7	Letter from Keith K. Zhen, CPA dated November 17, 2011

10-a	Transfer of Company Agreement dated June 30, 2011 between Smooth Global (China) Holdings, Inc. and the shareholders named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smooth Global (China) Holdings, Inc.
Dated: November 17, 2011	By:/s/ Zheng Shuying
Zheng Shuying, Chief Executive Officer